Exhibit (a)(1)

                   OFFER TO PURCHASE FOR CASH UP TO 2,250,000
                     SHARES OF COMMON STOCK, $.01 PAR VALUE
                                       OF
                       CNL AMERICAN PROPERTIES FUND, INC.
                                       AT
                                 $7.00 per Share

          SUTTER HOLDING COMPANY, INC.; SUTTER OPPORTUNITY FUND 2, LLC;
                          SUTTER ACQUISITION FUND, LLC
                               (the "Purchasers")

             THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, PACIFIC STANDARD TIME, ON NOVEMBER 15 2002, UNLESS THE OFFER IS EXTENDED.

The Purchasers hereby seek to acquire COMMON STOCK, PAR VALUE $.01 (the "Shares") in CNL AMERICAN PROPERTIES FUND, INC., a Maryland corporation (the "Company"). The Purchasers are not affiliated with the Company. The Purchasers hereby offer to purchase up to 2,250,000 Shares at a purchase price equal to $7.00 per Share, less the amount of any dividends declared or paid with respect to the Shares between September 23, 2002 and November 15, 2002, or such other date to which this Offer may be extended (the "Expiration Date"), in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the "Offer"). As noted above, the Offer price would be subject to reduction for dividends paid or declared prior to the Expiration Date. Any dividends paid or declared after the Expiration Date would, by the terms of the Offer and as set forth in the Letter of Transmittal, be assigned by tendering Shareholders to the Purchasers.

             Tender of Shares will include the tender of any and all securities into which the Shares may be converted, and any securities distributed with respect to the Shares, by way of dividend or otherwise, from and after the Offer Date.

             As of March 15, 2002, there were 32,357 stockholders of record of Shares and the number of Shares outstanding as of March 28, 2002 was 44,075,641, according to the Company' annual report on Form 10-K for the year ended December 31, 2001. The Purchasers and their affiliates currently beneficially own no Shares. If all 2,250,000 of the Shares sought in this Offer are purchased, the Purchasers and their affiliates would beneficially own in the aggregate 2,250,000 Shares or approximately 5.1% of the outstanding Shares. Consummation of the Offer, if all Shares sought are tendered, would require payment by the Purchasers of up to $15,750,000 in aggregate purchase price, which the Purchasers will fund out of their existing working capital.

Holders of Shares ("Shareholders") are urged to consider the following factors:

          o The Shares are thinly traded, and reported prices have ranged from $15.31 to $15.97 per Share in recent months. So the Offer price is less than the recently reported market prices, the book value per Share of approximately $11.94 per Share as of the date of the most recent annual report and the Company's published estimated fair value of the Shares of $17.13; though the Company has noted that, as the Shares are not publicly traded, investors are cautioned that the estimated fair value of the shares may not be realized upon sale of the shares.

          o The Purchasers may accept only a portion of the Shares tendered by a Shareholder in the event a total of more than 2,250,000 Shares are tendered.

          o No independent party will hold securities tendered until the offer closes and payment is made. Because there is no independent intermediary to hold the Purchasers' funds and tendered securities, the Purchasers may have access to the securities before all conditions to the Offer have been satisfied and selling Shareholders have been paid.


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


THE OFFER TO PURCHASE IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. IF MORE THAN 2,250,000 SHARES ARE VALIDLY TENDERED AND NOT WITHDRAWN, THE PURCHASERS WILL ACCEPT FOR PURCHASE 2,250,000 SHARES FROM TENDERING SHAREHOLDERS ON A PRO RATA BASIS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN. A SHAREHOLDER MAY TENDER ANY OR ALL SHARES OWNED BY SUCH SHAREHOLDER.

The Purchasers expressly reserve the right, in their sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, (ii) upon the occurrence of any of the conditions specified in
Section 13 of this Offer to Purchase, to terminate the Offer and not accept for payment any Shares not theretofore accepted for payment or paid for, or to delay the acceptance for payment of, or payment for, any Shares not theretofore accepted for payment or paid for, and (iii) to amend the Offer in any respect. Notice of any such extension, termination or amendment will promptly be disseminated to Shareholders in a manner reasonably designed to inform Shareholders of such change in compliance with Rule 14d-4(c) under the Securities Exchange Act of 1934 (the "Exchange Act"). In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

September 23, 2002


















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IMPORTANT

Any Shareholder desiring to tender any or all of such Shareholder's Shares should complete and sign the Letter of Transmittal (a copy of which is enclosed with this Offer to Purchase, printed on green paper) in accordance with the instructions in the Letter of Transmittal and mail, deliver or telecopy the Letter of Transmittal and any other required documents to the Purchasers at the address or facsimile number set forth below.

                         Sutter Capital Management, LLC
                           150 Post Street, Suite 405,
                         San Francisco, California 94108
                                 (415) 788-1441
                            Facsimile: (415) 788-1515


Questions or requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Purchasers at (415) 788-1441.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASERS OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.


The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information are available on the Commission's electronic data gathering and retrieval (EDGAR) system, at its internet web site at www.sec.gov, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and are available for inspection and copying at the regional offices of the Commission located in Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates.

The Purchasers have filed with the Commission a Tender Offer Statement on Schedule TO (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner specified above.












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


                                TABLE OF CONTENTS

                                                                            Page

SUMMARY TERM SHEET.............................................................5

INTRODUCTION      7

TENDER OFFER      9

Section 1.        Terms of the Offer...........................................9
Section 2.        Proration; Acceptance for Payment and Payment for Shares....10
Section 3.        Procedures for Tendering Shares.............................11
Section 4.        Withdrawal Rights...........................................12
Section 5.        Extension of Tender Period; Termination; Amendment..........13
Section 6.        Federal Income Tax Consequences.............................14
Section 7.        Effects of the Offer........................................16
Section 8.        Future Plans................................................17
Section 9.        The Business of the Company.................................17
Section 10.       Conflicts of Interest.......................................18
Section 11.       Certain Information Concerning the Purchasers...............18
Section 12.       Source of Funds.............................................19
Section 13.       Conditions of the Offer.....................................19
Section 14.       Certain Legal Matters.......................................21
Section 15.       Fees and Expenses...........................................22
Section 16.       Miscellaneous...............................................22

Schedule I - The Purchasers and Its Principals



















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                               SUMMARY TERM SHEET

 The Purchasers are offering to purchase up to 2,250,000 Shares for $7.00 per Share in cash. The following are some of the questions that you, as a Shareholder of the Company may have and answers to those questions. The information in this summary is not complete and we urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?
The offer to purchase up to 2,250,000 Shares is being made by SUTTER HOLDING COMPANY, INC.; SUTTER OPPORTUNITY FUND 2, LLC; and SUTTER ACQUISITION FUND, LLC. The Purchasers are affiliates of Robert Dixon, but are unrelated to the Company or its management.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?
We are seeking to purchase up to 2,250,000 of the COMMON STOCK, PAR VALUE $.01, which are the Shares issued to public investors in the Company. The Purchasers and their affiliates currently beneficially own no Shares. If all 2,250,000 of the Shares sought in this Offer are purchased, the Purchasers and their affiliates would beneficially own in the aggregate 2,250,000 Shares or approximately 5.1% of the outstanding Shares.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?
We are offering to pay $7.00 per Share, net to you in cash, less the amount of any dividends declared or paid with respect to the Shares between September 23, 2002 and the date the Offer expires. The Offer price would be reduced by the amount of dividends paid or declared prior to the Expiration Date. Any dividends paid or declared after the Expiration Date would, by the terms of the Offer and as set forth in the Letter of Transmittal, be assigned by tendering Shareholders to the Purchasers. If you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses in connection with the sale (other than any fees you must pay in connection with your custodial or other beneficiary accounts).

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?
If the total amount of Shares sought is purchased, the Purchasers' capital commitment will be approximately $15,750,000. The Purchasers and their members and shareholders have adequate working capital resources at their disposal to fund in full all payments due to selling Shareholders.

IS THE FINANCIAL CONDITION OF THE BIDDERS RELEVANT TO MY DECISION ON WHETHER TO TENDER IN THE OFFER?
Because this is a cash offer that is not conditioned on financing being available, and the Purchasers have more than adequate financial resources, other information concerning the Purchasers' financial condition would seem to have little relevance to your decision.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?
You will have at least until 12:00 midnight, pacific standard time, on November 15, 2002, to decide whether to tender your Shares in the Offer.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?
The Offer can be extended in our discretion.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?
If we extend the offer, we will make a public announcement of the extension, not later than 9:00 a.m., eastern standard time, on the day after the day on which the Offer was scheduled to expire.




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WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?
There are no conditions to the offer based on minimum Shares tendered, the availability of financing or otherwise determined by the success of the offer. However, we may not be obligated to purchase any Shares in the event certain conditions occur, such as legal or government actions which would prohibit the purchase. Furthermore, we are not obligated to purchase any Shares which are validly tendered if, among other things, there is a material adverse change in the Company or its business.

HOW DO I TENDER MY SHARES?
To tender your Shares, you must deliver a completed Letter of Transmittal (printed on green paper), to the Purchasers at: Sutter Capital Management, LLC, 150 Post Street, Suite 405, San Francisco, California 94108; (415) 788-1441;
Facsimile: (415) 788-1515.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?
You can withdraw previously tendered Shares at any time until the Offer has expired and, if we have not agreed to accept your Shares for payment by December 13, 2002, you can withdraw them at any time after such time until we do accept your Shares for payment.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?
To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Purchasers while you still have the right to withdraw the Shares.

WHAT DOES THE COMPANY THINK OF THE OFFER?
The Purchasers have not sought the approval or disapproval of the Company. The Company may be expected to respond with its position on the offer in the next two weeks.

WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY?
Given the scope of the Offer and the sized of the Company and number of Share holders, the Offer will have no effect on the Company's status as a public company. The Purchasers have no intention of changing the Company's status as a public reporting company.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?
The Purchasers do not anticipate that Shares held by non-tendering Shareholders will be affected by the completion of the offer. Even if the Purchasers should acquire all of the Shares sought in the Offer, the Purchasers would not control a large or potentially controlling block of Shares.

WHAT ARE THE PURCHASERS' FUTURE INTENTIONS CONCERNING THE COMPANY?
The Purchasers are acquiring the Shares for investment purposes and have no present intention to seek control of the Company or to change the management or operations of the Company.

WHAT IS THE MARKET VALUE OF MY SHARES?
According to the Company, the Shares are not publicly traded. Based on trading reported by the American Partnership Board, an auction service, the high and low sales prices for transactions during the second quarter of 2002 ranged from $15.31 to $15.97 per share. The Company's book value per Share, according to its most recent audited financial statement, is approximately $11.94 per Share. According to the Company, it obtained a third party estimate of the fair value per share as of the most recent fiscal year end of $17.13 per Share. Any trades reported by the American Partnership Board are before any mark-ups, mark-downs, or commissions.

WHOM CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?
You can call Sutter Capital Management, LLC , at 415-788-1441.

TO THE SHAREHOLDERS OF CNL AMERICAN PROPERTIES FUND, INC.

                                  INTRODUCTION

         The Purchasers hereby offer to purchase up to 2,250,000 Shares (the Maximum Offer) at a purchase price of $7.00 per Share ("Offer Price"), less the amount of any dividends declared or paid with respect to the Shares between September 23, 2002, and the Expiration Date, in cash, without interest, upon the terms and subject to the conditions set forth in the Offer. The Purchasers are unaware of any dividends declared or paid since September 23, 2002.

         For further information concerning the Purchasers, see Section 11 below and Schedule I.

Shareholders are urged to consider the following factors:

     o The Shares are thinly traded, and reported prices have ranged from $15.31 to $15.97 per Share in recent months. So the Offer price is less than the recently reported market prices, the book value per Share of approximately $11.94 per Share as of the date of the most recent annual report and the Company's published estimated fair value of the Shares of $17.13; though the Company has noted that, as the Shares are not publicly traded, investors are cautioned that the estimated fair value of the shares may not be realized upon sale of the shares.

     o The Purchasers may accept only a portion of the Shares tendered by a Shareholder in the event a total of more than 2,250,000 Shares are tendered.

     o No independent party will hold securities tendered until the offer closes and payment is made. Because there is no independent intermediary to hold the Purchasers' funds and tendered securities, the Purchasers may have access to the securities before all conditions to the Offer have been satisfied and selling Shareholders have been paid.

         The Offer will provide Shareholders with an opportunity to liquidate their investment without the usual transaction costs associated with market sales. Shareholders may have a more immediate need to use the cash now tied up in an investment in the Shares and wish to sell them to the Purchasers.

Establishment of the Offer Price

         The Purchasers have set the Offer Price at $7.00 per Share, less the amount of any dividends declared or paid with respect to the Shares between September 23, 2002 and the Expiration Date. In determining the Offer Price, the Purchasers analyzed a number of quantitative and qualitative factors, including:
(i) the limited secondary market for resales of the Shares and the resulting lack of liquidity of an investment in the Company; and (ii) the costs to the Purchasers associated with acquiring the Shares.

         According to the Company, the Shares are not publicly traded and there is no immediate plan to create a public market for the Shares. As the Company stated in its most recent annual report on Form 10-K for the year ended December 31, 2001:

         There is no public trading market for the Company Shares, and even though the Company intends to list the Company Shares on the New York Stock Exchange or other national securities exchange or over-the-counter market no later than December 31, 2005, there is no assurance that listing will occur. If listing occurs, there is no assurance that a public market for the Company Shares will develop. In October 1998, the Board of Directors elected to implement the Company's redemption plan. Under the redemption plan, the Company elected to redeem Company Shares, subject to certain conditions and limitations. During 1999, the Company terminated the redemption plan. As of December 31, 2001, the Company estimates that the fair value per share is $17.13. (For Florida intangible tax purposes, this is the equivalent of the Just Value per share.) The Company obtained this valuation from a third party firm, which based its valuation on an analysis of


                                       7
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         comparable publicly traded real estate investment trusts and a discounted cash flow analysis. Because the Company Shares are not publicly traded, investors are cautioned that the estimated fair value of the shares may not be realized upon sale of the shares.

         The Offer Price represents the price at which The Purchasers are willing to purchase Shares. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price and no representation is made by the Purchasers or any affiliate of the Purchasers as to such fairness. Other measures of the value of the Shares may be relevant to Shareholders. Shareholders are urged to consider carefully all of the information contained herein and consult with their own advisors, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender Shares.

         The Offer is not made with any current view toward or plan or purpose of acquiring Shares in a series of successive and periodic offers. Nevertheless, the Purchasers reserve the right to gauge the response to this solicitation, and, if not successful in achieving the Maximum Offer, may consider future offers. Factors affecting the Purchasers' future interest in acquiring additional Shares include, but are not limited to, the relative success of the current Offer, any increase or decrease in the availability of capital for investment by the Purchasers and its investment fund affiliates, the current diversification and performance of each affiliated fund's portfolio of investments, changes in the public market in the Shares or actions by unrelated parties to tender for or purchase Shares, the status of and changes and trends in the Company's operations, any significant capital transactions by the Company, and local and national economic and financial market developments and trends.

General Background Information

         Certain information contained in this Offer to Purchase which relates to, or represents, statements made by the Company has been derived from information provided in reports filed by the Company with the Securities and Exchange Commission.

         Tendering Shareholders will not be obligated to pay transfer fees, brokerage fees or commissions on the sale of the Shares to the Purchasers pursuant to the Offer. The Purchasers will pay all charges and expenses incurred in connection with the Offer. The Purchasers desire to purchase all Shares tendered by each Shareholder.

         If, prior to the Expiration Date, the Purchasers increase the consideration offered to Shareholders pursuant to the Offer, such increased consideration will be paid with respect to all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

         Shareholders are urged to read this Offer to Purchase and the accompanying Letter of Transmittal carefully before deciding whether to tender their Shares.


                                  TENDER OFFER


Section 1. Terms of the Offer. Upon the terms and subject to the conditions of the Offer, the Purchasers will accept for payment and pay for Shares validly tendered on or prior to the Expiration Date and not withdrawn in accordance with
Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 midnight, Pacific Standard Time, on November 15, 2002, unless and until the Purchasers shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchasers, shall expire.

         The Offer is conditioned on satisfaction of certain conditions. See
Section 13, which sets forth in full the conditions of the Offer. The Purchasers reserve the right (but shall not be obligated), in their sole discretion and for any reason, to waive any or all of such conditions. If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchasers reserve the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered, terminate the Offer and return all tendered Shares to tendering Shareholders, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase



                                       8
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all Shares validly tendered, (iii) extend the Offer and, subject to the right of
Shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (iv) to amend the Offer. Notwithstanding the foregoing, upon the expiration of the Offer, if all conditions are either satisfied or waived, the Purchasers will promptly pay for all validly tendered Shares, and the Purchasers do not intend to imply that the foregoing rights of the Purchasers would permit the Purchasers to delay payment for validly tendered Shares following expiration.

         The Purchasers do not anticipate and have no reason to believe that any condition or event will occur that would prevent the Purchasers from purchasing tendered Shares as offered herein.

Section 2. Proration; Acceptance for Payment and Payment for Shares. If the number of Shares validly tendered prior to the Expiration Date and not withdrawn is less than the maximum number of Shares sought (the Maximum Offer), the Purchasers, upon the terms and subject to the conditions of the Offer, will accept for payment all Shares so tendered. If the number of Shares validly tendered prior to the Expiration Date and not withdrawn exceeds the Maximum Offer, the Purchasers, upon the terms and subject to the conditions of the Offer, will accept for payment Shares so tendered on a pro rata basis.

         In the event that proration is required, because of the difficulty of immediately determining the precise number of Shares to be accepted, the Purchasers will announce the final results of proration as soon as practicable, but in no event later than five business days following the Expiration Date. The Purchasers will not pay for any Shares tendered until after the final proration factor has been determined.

         Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchasers will accept for payment, and will pay for, Shares validly tendered and not withdrawn in accordance with Section 4, promptly following the Expiration Date. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Purchasers of a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal.

         For purposes of the Offer, the Purchasers shall be deemed to have accepted for payment (and thereby purchased) tendered Shares when, as and if the Purchasers give oral or written notice to the tendering Shareholder of the Purchasers' acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will in all cases be made by transmitting payment directly to tendering Shareholders.

         Under no circumstances will interest be paid on the Offer Price by reason of any delay in making such payment.

         If any tendered Shares are not purchased for any reason, the Letter of Transmittal with respect to such Shares not purchased will be of no force or effect. If, for any reason whatsoever, acceptance for payment of, or payment for, any Shares tendered pursuant to the Offer is delayed or the Purchasers are unable to accept for payment, purchase or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchasers= rights under Section 13 (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Purchasers may, nevertheless, retain tendered Shares, subject to any limitations of applicable law, and such Shares may not be withdrawn except to the extent that the tendering Shareholders are entitled to withdrawal rights as described in Section 4.

         If, prior to the Expiration Date, the Purchasers shall increase the consideration offered to Shareholders pursuant to the Offer, such increased consideration shall be paid for all Shares accepted for payment pursuant to the Offer, whether or not such Shares were tendered prior to such increase.

Section 3. Procedures for Tendering Shares.

Valid Tender. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (a copy of which is enclosed with this Offer to Purchase, printed on green paper) with any other documents required by the Letter of Transmittal must be received by the Purchasers at the address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. A Shareholder may tender any or all Shares owned by such Shareholder.

In order for a tendering Shareholder to participate in the Offer, Shares must be validly tendered and not withdrawn prior to the Expiration Date, which is 12:00 midnight, Pacific Standard Time, on November 15, 2002, or such date to which the Offer may be extended.


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

The method of delivery of the Letter of Transmittal and all other required documents is at the option and risk of the tendering Shareholder and delivery will be deemed made only when actually received by the Purchasers.

Backup Federal Income Tax Withholding. To prevent the possible application of 31% backup federal income tax withholding with respect to payment of the Offer Price for Shares purchased pursuant to the Offer, a tendering Shareholder must provide the Purchasers with such Shareholder's correct taxpayer identification number and make certain certifications that such Shareholder is not subject to backup federal income tax withholding. Each tendering Shareholder must insert in the Letter of Transmittal the Shareholder's taxpayer identification number or social security number in the space provided on the front of the Letter of Transmittal. The Letter of Transmittal also includes a substitute Form W-9, which contains the certifications referred to above. (See the Instructions to the Letter of Transmittal.)

Other Requirements. By executing a Letter of Transmittal as set forth above, a tendering Shareholder irrevocably appoints the designees of the Purchasers as such Shareholder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Shareholder's rights with respect to the Shares tendered by such Shareholder and accepted for payment by the Purchasers. Such appointment will be effective when, and only to the extent that, the Purchasers accept such Shares for payment. Upon such acceptance for payment, all prior proxies given by such Shareholder with respect to such Shares will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The designees of the Purchasers will, with respect to such Shares, be empowered to exercise all voting and other rights of such Shareholder as they in their sole discretion may deem proper at any meeting of Shareholders, by written consent or otherwise. In addition, by executing a Letter of Transmittal, a Shareholder also assigns to the Purchasers all of the Shareholder's rights to receive distributions from the Company with respect to Shares which are accepted for payment and purchased pursuant to the Offer, other than those dividends declared or paid during the period commencing on the Offer Date and terminating on the Expiration Date.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares pursuant to the procedures described above will be determined by the Purchasers, in their sole discretion, which determination shall be final and binding. The Purchasers reserve the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Shares tendered may, in the opinion of the Purchasers' counsel be unlawful. The Purchasers also reserve the right to waive any defect or irregularity in any tender with respect to any particular Shares of any particular Shareholder, and the Purchasers' interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Neither the Purchasers nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Shares or will incur any liability for failure to give any such notification.

A tender of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering Shareholder and the Purchasers upon the terms and subject to the conditions of the Offer, including the tendering Shareholder's representation and warranty that (i) such Shareholder owns the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Share complies with Rule 14e-4. Rule 14e-4 requires, in general, that a tendering security holder actually be able to deliver the security subject to the tender offer, and is of concern particularly to any Shareholders who have granted options to sell or purchase the Shares, hold option rights to acquire such securities, maintain "short" positions in the Shares (i.e., have borrowed the Shares) or have loaned the Shares to a short seller. Because of the limited public market for the Shares, the Purchasers believe it is unlikely that any option trading or short selling activity exists with respect to the Shares. In any event, a Shareholder will be deemed to tender Shares in compliance with Rule 14e-4 and the Offer if the holder is the record owner of the Shares and the holder (i) delivers the Shares pursuant to the terms of the Offer, (ii) causes such delivery to be made,
(iii) guarantees such delivery, (iv) causes a guaranty of such delivery, or (v) uses any other method permitted in the Offer (such as facsimile delivery of the Transmittal Letter).

Section 4. Withdrawal Rights. Except as otherwise provided in this Section 4, all tenders of Shares pursuant to the Offer are irrevocable, provided that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time on or after December 13, 2002.

         For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Purchasers at the address or the facsimile number set forth in the attached Letter of Transmittal. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

         If purchase of, or payment for, Shares is delayed for any reason or if the Purchasers are unable to purchase or pay for Shares for any reason, then, without prejudice to the Purchasers' rights under the Offer, tendered Shares may be retained by the Purchasers and may not be withdrawn except to the extent that tendering Shareholders are entitled to withdrawal rights as set forth in this
Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchasers, in their sole discretion, which determination shall be final and binding. Neither the Purchasers nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

         Any Shares properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Shares may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.

Section 5. Extension of Tender Period; Termination; Amendment. The Purchasers expressly reserve the right, in their sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares by giving oral or written notice of such extension to the Shareholders, (ii) upon the occurrence or failure to occur of any of the conditions specified in Section 13, to delay the acceptance for payment of, or payment for, any Shares not heretofore accepted for payment or paid for, or to terminate the Offer and not accept for payment any Shares not theretofore accepted for payment or paid for, by giving oral or written notice of such termination to the Shareholders, and
(iii) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of Shares being sought in the Offer or both or changing the type of consideration) by giving oral or written notice of such amendment to the Shareholders. Any extension, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(c) under the Exchange Act. Without limiting the manner in which the Purchasers may choose to make any public announcement, except as provided by applicable law (including Rule 14d-4(c) under the Exchange Act), the Purchasers will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service. The Purchasers may also be required by applicable law to disseminate to Shareholders certain information concerning the extensions of the Offer and any material changes in the terms of the Offer.

         If the Purchasers extend the Offer, or if the Purchasers (whether before or after their acceptance for payment of Shares) is delayed in payment for Shares or are unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchasers' rights under the Offer, the Purchasers may retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering Shareholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchasers to delay payment for Shares that the Purchasers have accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that the Purchasers pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

         If the Purchasers make a material change in the terms of the Offer or the information concerning the Offer or waive a material condition of the Offer, the Purchasers will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price or a change in percentage of securities sought (other than an increase of not more than 2% of the securities sought), however, a minimum ten business day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Standard Time.

Section 6. Certain Federal Income Tax Consequences. THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER. For example, this discussion does not address the effect of any applicable foreign, state, local or other tax laws other than federal income tax laws. Certain Shareholders (including trusts, foreign persons, tax-exempt organizations or corporations subject to special rules, such as life insurance companies or S corporations) may be subject to special rules not discussed below. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations, court decisions and Internal Revenue Service ("IRS") rulings and other pronouncements. EACH SHAREHOLDER TENDERING SHARES SHOULD CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF ACCEPTING THE OFFER, INCLUDING THE APPLICATION OF THE ALTERNATIVE MINIMUM TAX AND FEDERAL, FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

         A taxable Shareholder will recognize a gain or loss on the sale of such Shareholder's Shares in an amount equal to the difference between (i) the amount realized by such Shareholder on the sale and (ii) such Shareholder's tax basis in the Shares sold. If the Shareholder reports a loss on the sale, such loss generally could not be currently deducted by such Shareholder except against such Shareholder's capital gains from other investments.

         The tax basis in the Shares of a Shareholder will depend upon individual circumstances. Each Shareholder who plans to tender hereunder should consult with the Shareholder's own tax advisor as to the Shareholder's tax basis in the Shareholder's Shares and the resulting tax consequences of a sale.

         A tax-exempt Shareholder (other than an organization described in Code
Section 501(c)(7) (social club), 501(c)(9) (voluntary employee benefit association), 501(c)(17) (supplementary unemployment benefit trust), or 501(c)(20) (qualified group legal services plan)) should not be required to recognize unrelated trade or business income upon the sale of its Shares pursuant to the Offer, assuming that such Shareholder does not hold its Shares as a "dealer" and has not acquired such Shares with debt financed proceeds.

Section 7. Effects of the Offer.

Effect on Trading Market. If a substantial number of Shares are purchased pursuant to the Offer and there is no proration, the result could be a reduction in the number of Shareholders. Reducing the number of security holders in certain kinds of equity securities might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. However, the Company currently has more than 30,000 Shareholders and there is a limited public trading market for the Shares. Therefore, the Purchasers do not believe a reduction in the number of Shareholders pursuant to the Offer will materially further restrict the Shareholders' ability to find Purchasers for Shares through secondary market transactions.

Voting Power of Purchasers. The Offer is not expected to result in any change in the voting control of the Company.

Section 8. Future Plans. Following the completion of the Offer, the Purchasers, or their affiliates, may acquire additional Shares. Any such acquisitions may be made through private purchases, one or more future tender offers or by any other means deemed advisable or appropriate. Any such acquisitions may be at a consideration higher or lower than the consideration to be paid for the Shares purchased pursuant to the Offer. The Purchasers are seeking to purchase a total of 2,250,000 Shares. If the Purchasers acquire fewer than 2,250,000 Shares pursuant to the Offer, the Purchasers may seek to make further purchases on the open market at prevailing prices, or solicit Shares pursuant to one or more future tender offers at the same price, a higher price or, if the Company's circumstances change, at a lower price. Alternatively, the Purchasers may discontinue any further purchases of Shares after termination of the Offer, regardless of the number of Shares purchased. The Offer is not made with any current view toward or plan or purpose of acquiring Shares in a series of successive and periodic offers. Nevertheless, as noted above, the Purchasers reserve the right to gauge the response to this solicitation, and, if not successful in achieving the Maximum Offer, may consider future offers. Factors affecting the Purchasers' future interest in acquiring additional Shares include, but are not limited to, the relative success of the current Offer, any increase or decrease in the availability of capital for investment by the Purchasers and their investment fund affiliates, the current diversification and performance of each affiliated fund's portfolio of assets, including the mix and performance of their real estate interests and securities, the development of any public market in the Shares or actions by unrelated parties to tender for or purchase Shares, the status of and changes and trends in the Company's operations, announcement of pending capital transactions and local and national economic and financial market developments and trends.

         The Purchasers have no present intention to seek control of the Company or to change the management or operations of the Company, to cause the Company to engage in any extraordinary transaction, to cause any purchase, sale or transfer of a material amount of the assets of the Company, to make any change in the dividend policies, indebtedness or capitalization of the Company, or to change the structure of the Company, the listing status of the Shares or the reporting requirements of the Company.

Section 9. The Business of the Company. Information included herein concerning the Company is derived from the Company's publicly-filed reports. Information concerning the Company, its assets, operations and management is contained in its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Such reports and filings are available on the Commission's EDGAR system, at its internet web site at www.sec.gov, and are available for inspection at the Commission's principal office in Washington, D.C. and at its regional offices in New York, New York and Chicago, Illinois. The Purchasers have relied on such information to the extent information is presented herein concerning the Company, and expressly disclaim any responsibility for the information included in such reports and extracted in this Offer.

Section 10. Conflicts of Interest. The Purchasers are aware of no material conflicts of interest affecting the Offer.

Section 11. Certain Information Concerning the Purchasers. The Purchasers are SUTTER HOLDING COMPANY, INC.; SUTTER OPPORTUNITY FUND 2, LLC; and SUTTER ACQUISITION FUND, LLC. SUTTER HOLDING COMPANY, INC. is a publicly held company which is currently engaged in the acquisition of a diversified portfolio of business assets. SUTTER OPPORTUNITY FUND 2, LLC and SUTTER ACQUISITION FUND, LLC are privately held investment funds managed by Sutter Capital Management, LLC, which in turn is managed by Robert Dixon. The principal business address of each of the Purchasers is 150 Post Street, Suite 405,San Francisco, California 94108 and their business telephone number is (415) 788-1441. For certain information concerning the directors and executive officers of the Purchasers see Schedule I to this Offer to Purchase.

          The most recent audited financial statements for SUTTER HOLDING COMPANY, INC. and its most recent unaudited interim financial statements, are contained in its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Such reports and filings are available on the Commission's EDGAR system, at its internet web site at www.sec.gov, and are available for inspection at the Commission's principal office in Washington, D.C. and at its regional offices in New York, New York and Chicago, Illinois.

         Except as otherwise set forth herein, (i) neither the Purchasers nor, to the best knowledge of the Purchasers, the persons listed on Schedule I nor any affiliate of the Purchasers beneficially owns or has a right to acquire any Shares, (ii) neither the Purchasers nor, to the best knowledge of the Purchasers, the persons listed on Schedule I nor any affiliate of the Purchasers, or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares within the past 60 days,
(iii) neither the Purchasers nor, to the best knowledge of the Purchasers, the persons listed on Schedule I nor any affiliate of the Purchasers have any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between the Purchasers or, to the best knowledge of the Purchasers, the persons listed on Schedule I, or any affiliate of the Purchasers on the one hand, and the Company or its affiliates, on the other hand, (v) there have been no contracts, negotiations or transactions between the Purchasers, or to the best knowledge of the Purchasers any affiliate of the Purchasers on the one hand, the persons listed on Schedule I, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (vi) no person listed on Schedule I has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and

(vii) no person listed on Schedule I has been a party to any judicial or administrative proceeding during the past five years (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. .

Section 12. Source of Funds. The Purchasers expect that approximately $15,750,000 would be required to purchase 2,250,000 Shares, if tendered, and an additional $20,000 may be required to pay related fees and expenses. The Purchasers anticipate funding all of the purchase price and related expenses through the existing liquid capital reserves of SUTTER HOLDING COMPANY, INC., SUTTER OPPORTUNITY FUND 2, LLC, and SUTTER ACQUISITION FUND, LLC, as well as with capital to be contributed by the owners and affiliates of SUTTER OPPORTUNITY FUND 2, LLC, and SUTTER ACQUISITION FUND, LLC pursuant to their respective capital commitments. The owners and affiliates of each have substantial liquid capital available to fund these entities and have made commitments to contribute amounts adequate to fund all obligations under the offers. Accordingly, there are no financing arrangements to fall through and no alternative financing plans.

Section 13. Conditions of the Offer. Notwithstanding any other term of the Offer, the Purchasers shall not be required to accept for payment or to pay for any Shares tendered unless all authorizations or approvals of, or expirations of waiting periods imposed by, any court, administrative agency or other governmental authority necessary for the consummation of the transactions contemplated by the Offer shall have been obtained or occurred on or before the Expiration Date.

         The Purchasers shall not be required to accept for payment or pay for any Shares not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Shares if, at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exists:

         (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Shares by the Purchasers, (ii) imposes or confirms limitations on the ability of the Purchasers effectively to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Purchasers pursuant to the Offer or otherwise on all matters properly presented to the Company's Shareholders, (iii) requires divestiture by the Purchasers of any Shares, (iv) causes any material diminution of the benefits to be derived by the Purchasers as a result of the transactions contemplated by the Offer or (v) might materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchasers or the Company, in the reasonable judgment of the Purchasers;

         (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which might, directly or indirectly, result in any of the consequences referred to in clauses
(i) through (v) of paragraph (a) above;

         (c) any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company, which, in the reasonable judgment of the Purchasers, is or may be materially adverse to the Company, or the Purchasers shall have become aware of any fact that, in the reasonable judgment of the Purchasers, does or may have a material adverse effect on the value of the Shares;

         (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

         (e) it shall have been publicly disclosed or the Purchasers shall have otherwise learned that (i) more than fifty percent of the outstanding Shares have been or are proposed to be acquired by another person (including a "group" within the meaning of Section 13(d)(3) of the Exchange Act), or (ii) any person or group that prior to such date had filed a Statement with the Commission pursuant to Sections 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Shares beneficially owned by such person or group as disclosed in such Statement by two percent or more of the outstanding Shares.

         The foregoing conditions are for the sole benefit of the Purchasers and may be asserted by the Purchasers or may be waived by the Purchasers in whole or in part at any time and from time to time prior to the Expiration Date in their sole exercise of reasonable discretion. In the event of any waiver of a material condition, the Purchaser will publicly announce such a waiver and the Offer will remain open for a period of at least five business days following the announcement of any such waiver of a material condition. Any termination by the Purchasers concerning the events described above will be final and binding upon all parties.

Section 14. Certain Legal Matters.

General. Except as set forth in this Section 14, the Purchasers are not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Shares by the Purchasers pursuant to the Offer. Should any such approval or other action be required, it is the Purchasers' present intention that such additional approval or action would be sought. While there is no present intent to delay the purchase of Shares tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business, or that certain parts of the Company's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchasers to elect to terminate the Offer without purchasing Shares thereunder. The Purchasers' obligation to purchase and pay for Shares is subject to certain conditions, including conditions related to the legal matters discussed in this Section 14.

Antitrust. The Purchasers do not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Shares pursuant to the Offer.

Margin Requirements. The Shares are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offer.

State Takeover Laws. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. The Purchasers are not seeking a controlling block of Shares nor such a number of Shares as to fall within these state statutes and, therefore, do not believe that any anti-takeover laws apply to the transactions contemplated by the Offer.

         Although the Purchasers have not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchasers reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer nor any action taken in connection herewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offer, the Purchasers might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchasers may not be obligated to accept for purchase or pay for any Shares tendered.

Section 15. Fees and Expenses. The Purchasers have not retained any independent party to act as depositary in connection with the Offer. The Purchasers will pay all costs and expenses of printing, publication and mailing of the Offer and all costs of transfer.

Section 16. Miscellaneous. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) SHAREHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE PURCHASERS ARE NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

         No person has been authorized to give any information or to make any representation on behalf of the Purchasers not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

September 23, 20002

SUTTER HOLDING COMPANY, INC.
SUTTER OPPORTUNITY FUND 2, LLC
SUTTER ACQUISITION FUND, LLC

                                   SCHEDULE I

                       THE PURCHASERS AND THEIR PRINCIPALS

             The Purchasers are SUTTER HOLDING COMPANY, INC.; SUTTER OPPORTUNITY FUND 2, LLC; and SUTTER ACQUISITION FUND, LLC. SUTTER HOLDING COMPANY, INC. is a publicly held Delaware corporation. SUTTER OPPORTUNITY FUND 2, LLC is a controlling shareholder of SUTTER HOLDING COMPANY, INC. Each of SUTTER OPPORTUNITY FUND 2, LLC; and SUTTER ACQUISITION FUND, LLC is a California limited liability company managed by Sutter Capital Management, LLC, which, in turn, is managed by Robert E. Dixon.

             The principal business address for each of the Purchasers and Robert Dixon is 150 Post Street, Suite 405, San Francisco, California 94108, and the business telephone number for each is 415-788-1441.

Sutter Holding Company, Inc.

Robert E. Dixon has served as co-chief executive officer and a director of Sutter Holding Company, Inc. since March 2002, when Sutter Opportunity Fund 2, LLC acquired a controlling interest in the company. Mr. Dixon received his Bachelors degree in economics from the University of California at Los Angeles in 1992. He worked for Lehman Brothers, Inc. in equity sales and trading during 1993 and 1994. From October 1994 to June, 1996 he worked for MacKenzie Patterson, Inc. as a securities research analyst. Mr. Dixon became a Chartered Financial Analyst in 1996, and received his Master of Business Administration degree from Cornell University in 1998. In July of 1998 he began buying and selling securities for his own account and that of the entities he controls, and he has principally been engaged in that activity since that date. Mr. Dixon was a registered representative of North Coast Securities from 1994 through 1997. Mr. Dixon is a U.S. citizen.

William G. Knuff, III has served as co-chief executive officer and a director of Sutter Holding Company, Inc. since March 2002, when Sutter Opportunity Fund
2, LLC acquired a controlling interest in the company. Since August 2001, Mr. Knuff has acted as a principal of Sutter Capital Management LLC. Mr. Knuff has also acted as a consultant to RegalRetreats, LLC, an online luxury property registry, since he started that firm in May 2000 and to GainsKeeper, Inc., a provider of automated financial tools and services for the investment community, since May 1999. From August 1998 until joining Sutter Capital Management LLC, he worked as a senior associate in investment banking at Robertson Stephens, Inc. Prior to 1998, Mr. Knuff was attending business school. Mr. Knuff is a U.S. citizen.

Sutter Capital Management, LLC

     Sutter Capital Management, LLC is a California limited liability company formed in 1998. The managing member and controlling interest holder in Sutter Capital Management, LLC is Robert E. Dixon. See above under SUTTER HOLDING COMPANY, INC. for information concerning Mr. Dixon.